Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2016-05

RAI board elects Jerome Abelman as successor to John Daly

WINSTON-SALEM, N.C. – Feb. 4, 2016 –Reynolds American Inc. (NYSE: RAI) announced today that RAI’s board elected Jerome Abelman, director of legal and external affairs, and general counsel at British American Tobacco p.l.c. (BAT), as a Class II director, following the resignation of John P. Daly.

Abelman is one of five board members designated by Brown & Williamson Holdings, Inc. (B&W), a subsidiary of BAT, under the terms of the 2004 governance agreement, as amended, between RAI, B&W and BAT. His initial term will end at the 2016 shareholder meeting in May, when he will be up for re-election.

Abelman has been with the BAT Group for 13 years and has held a number of legal, corporate and regulatory roles. He joined BAT’s management board as director, corporate and regulatory affairs, in January 2015, and was appointed director, legal and external affairs, and general counsel in May 2015.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the U.S. and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn how RAI and its operating companies are transforming the tobacco industry, go to the RAI website, Transforming Tobacco.

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